Exhibit 4.3(iv)

FOURTH AMENDMENT
TO
FINANCING AGREEMENT


		Fourth Amendment, dated as of October 3, 1996 to the Financing Agreement, dated as of April 13, 1994 (as amended, the "Financing Agreement"), by and among Lone Star Industries, Inc., a Delaware corporation ("LSI") and New York Trap Rock
Corporation, a Delaware corporation ("Trap Rock" and together with LSI, each a "Company" and collectively, the "Companies") and The CIT Group/Business Credit, Inc. (the "Lender").

		The Companies and the Lender desire to permit certain additional Restricted Payments (as defined in the Financing
Agreement), in each case on the terms and conditions hereinafter set forth. Accordingly, the Companies and the Lender hereby agree as follows:

		1.	Definitions.  All capitalized terms used herein
and not otherwise defined herein are used herein as defined in the Financing Agreement.

		2.	Investments.  Section 7.14(g) of the Financing
Agreement is hereby amended by deleting subclause (xv) thereof and substituting in lieu thereof:

	"(xv) repurchases and/or redemptions by LSI of its common stock for an aggregate consideration not exceeding $40,000,000."

		3.	Restricted Payments.  Section 7.14(h) of the
Financing Agreement is hereby amended by deleting subclause (iv) thereof and substituting in lieu thereof:

	"(iv) LSI may repurchase or redeem its
common stock for an aggregate
consideration not exceeding $40,000,000."

		4.	Conditions to Effectiveness.  This Amendment shall
become effective only upon satisfaction in full of the following conditions precedent (the first date upon which all such conditions have been satisfied being herein called the "Effective
Date"):

		(i)	The Lender shall have received counterparts of
this Amendment which bear the signatures of Companies.

		(ii)	All legal matters incident to this Amendment shall
be satisfactory to the Lender and its counsel.


		5.	Representations and Warranties.  Each of the
Companies represents and warrants to the Lender as follows:

		(a)	Each Company (i) is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power, authority and legal right to execute, deliver and perform this Amendment, and to perform the Financing Agreement, as amended hereby.

		(b)	The execution, delivery and performance by the
Companies of this Amendment and the performance by the Companies of the Financing Agreement as amended hereby (i) have been duly authorized by all necessary corporate action, (ii) do not and will not violate or create a default under either Company's charter or by-laws, any such applicable law or any contractual restriction binding on or otherwise affecting either Company or any of such Company's properties, and (iii) except as provided in the Loan Documents, do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to either Company's property.

		(c)	No authorization or approval or other action by,
and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by either Company of this Amendment and the performance by the Companies of the Financing
Agreement as amended hereby.

		(d)	This Amendment and the Financing Agreement, as
amended hereby, constitute the legal, valid and binding obligations of the Companies, enforceable against the Companies in accordance with their terms.

		(e)	The representations and warranties contained in
Section 6 of the Financing Agreement are correct on and as of the Effective Date as though made on and as of the Effective Date
(except to the extent such representations and warranties expressly relate to an earlier date), and no Event of Default or Potential Default, has occurred and is continuing on and as of the Effective Date.

		6.	Continued Effectiveness of Financing Agreement.
Each of the Companies hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date of this Amendment all references in any such Loan Document to "the
Financing Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (ii) confirms and agrees that to the extent that any such Loan
Document purports to assign or pledge to the Lender, or to grant to the Lender a security interest in or lien on, any collateral as security for the Obligations of the Companies from time to time existing in respect of the Financing Agreement and the Loan
Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.

		7.	Consent.  The Lender hereby consents to LSI's
abandonment of the trademark "Pyrament" in all countries except for Canada, Mexico and the United States.

		8.	Miscellaneous.

		a.	This Amendment may be executed in any number of
counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

		b.	Section and paragraph headings herein are included
for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

		c.	This Amendment shall be governed by, and construed
in accordance with, the laws of the State of New York.

		d.	The Companies will pay on demand all fees, costs
and expenses of the Lender in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees, disbursements and other charges of Schulte Roth & Zabel, LLP, counsel to the Lender.

		IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

							COMPANIES


							LONE STAR INDUSTRIES, INC.



							By:  /s/ William E. Roberts
							Title:    Vice President


							NEW YORK TRAP ROCK CORPORATION



							By:  /s/ William E. Roberts
							Title:    Vice President


							LENDER

							THE CIT GROUP/BUSINESS CREDIT,
							INC.


							By:  /s/ Frank Grimaldi
							Title:  Vice President